Reimbursement Agreements





The  Fund  will  reimburse  officers  and  directors  not  affiliated with the

Investment  Adviser  to  compensate  for  travel  expenses  associated  with performance of their duties.



The Fund has no plans to, compensate officers and directors who are affiliated with  the  Investment  Adviser  except  indirectly  through  payment  of  the management fee.


                                     -7A-

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